Exhibit 10.2

VI ACQUISITION CORP.

400 West 48th Avenue

Denver, CO 80216

March 1, 2006

Anthony J. Carroll

5535 Preserve Drive

Greenwood Village, Colorado 80121

Dear Mr. Carroll:

Reference is hereby made to the Equity Purchase Agreement dated as of April 22, 2005 by and between VI Acquisition Corp., a Delaware corporation (the “Company”) and Anthony Carroll (“Carroll”) (such agreement, the “Agreement”). Pursuant to the Agreement, Carroll purchased 284.087 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), at a purchase price of $1,134.16 per share (such Preferred Stock purchased by Carroll, the “Carroll Stock”). The purchase price for the Carroll Stock included the dividends that would have accrued on the Carroll Stock had such stock been issued on June 13, 2003, although such dividends had not actually accrued on the Carroll Stock as of the date of purchase.

The Company hereby agrees that upon receipt by the holders of the Preferred Stock of any payment in respect of the dividends accrued on such shares of Preferred Stock from June 13, 2003 through April 22, 2005 (the “Dividend Payment”), whether as a result of the payment of accrued dividends on the Preferred Stock by the Company, the purchase of the Preferred Stock by the Company or a third party, or otherwise, Carroll shall be entitled to receive a payment from the Company equal to the amount that Carroll would have received had Carroll (i) held the shares of Carroll Stock from June 13, 2003 through April 22, 2005, (ii) accrued dividends on such shares of Carroll Stock during such period, and (iii) received a portion of the Dividend Payment in respect of such accrued dividends.

The foregoing payment right shall terminate on a pro rata basis in proportion to the number of shares of Carroll Stock that may be repurchased by the Company prior to the occurrence of the Dividend Payment.

VI ACQUISITION CORP.

By:	/s/ Debra Koenig
Name:	Debra Koenig
Title:	Chief Executive Officer

Acknowledged and agreed
as of March 10, 2006

/s/ Anthony J. Carroll
Anthony J. Carroll